Exhibit 99.1

ClubCorp Announces Agreement to Acquire a Collection of Six Golf Clubs

DALLAS (March 23, 2015) ClubCorp - The World Leader in Private Clubs® (NYSE: MYCC) - today announced agreements have been signed to acquire a multi-club portfolio of six golf clubs for a combined purchase price of just under $44 million. The sellers are Stratford Golf Partners and Accord Golf Capital and the acquisition will be funded from existing liquidity. This acquisition includes four private clubs, one semi-private club and one public golf club - adding 171 holes of golf in already established ClubCorp markets throughout the Southeast United States.

•	Bermuda Run Country Club in Bermuda Run, North Carolina - a private country club offering 36 holes of championship golf, two clubhouses, an Olympic pool with lazy river and tennis center

•	Brookfield Country Club in Roswell, Georgia - a private country club featuring an 18-hole golf course, clubhouse with banquet rooms, a pool, tennis and fitness facilities

•	Firethorne Country Club in Marvin, North Carolina - a private country club with an 18-hole golf course, clubhouse, water park with four pools and a tennis complex

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Ford’s Colony Country Club in Williamsburg, Virginia - a semi-private golf club offering three 18-hole golf courses, indoor and outdoor practice facilities, and a clubhouse with upscale and casual dining

•	Legacy Golf Club at Lakewood Ranch in Bradenton, Florida - a public golf club featuring an 18-hole Arnold Palmer-designed championship golf course, practice facilities and grill

•	Temple Hills Country Club in Franklin, Tennessee - a private country club offering 27 holes of championship golf, a clubhouse, junior Olympic-size pool, and tennis

Consistent with prior acquisitions, ClubCorp plans to reinvent and renovate these clubs via a multi-million dollar investment, further adding amenities, functionality and programming to improve the member experience.

The addition of these six clubs continues ClubCorp’s rapid expansion of its overall portfolio of owned and operated clubs. Since 2010, ClubCorp has grown its portfolio of clubs by 33%, and now includes over 200 clubs in 26 states, the District of Columbia, Mexico and China. ClubCorp’s presence of golf and country clubs in Georgia, North Carolina, Tennessee, Virginia and Florida increases to 32, 10, 2, 8 and 13, respectively, and expands member’s choices to visit more clubs in their local and regional communities.

“We are very happy to announce this acquisition from Stratford Golf Partners and Accord Golf Capital. This acquisition represents one of the smaller portfolios that continue to be attractive to us, and is consistent with our strategy to grow via acquisition and reinvention. These clubs fit well with our stated goal to continue consolidating a very fragmented industry,” said Eric Affeldt, ClubCorp president and CEO. “We welcome our new members and employee partners to the ClubCorp family, as we expand our portfolio of clubs across the country.”

Exhibit 99.1

“We are very excited to add these six clubs to our industry leading collection of clubs,” said Mark Burnett, ClubCorp chief operating officer. “As they all are located in existing ClubCorp markets, we are able to enhance the value of ClubCorp’s unique O.N.E. program in several of those markets in addition to providing more world-class golf for our many traveling members.”

In the future, members may elect to enjoy additional ClubCorp member benefits, such as ClubCorp's unique O.N.E. (Optimal Network Experience) program. O.N.E provides value-oriented benefits at the member's Home Club, in their Community, and Worldwide benefits that include complimentary green fees and complimentary dining when traveling throughout the ClubCorp Network - now offering access to more than 300 private clubs and special offerings at more than 1,000 hotels, resorts and entertainment venues.

About ClubCorp (NYSE: MYCC)
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp is a leading owner-operator of private golf and country clubs and private business clubs in North America. With its recent acquisition of Sequoia Golf, ClubCorp now owns or operates a portfolio of over 200 golf and country clubs, business clubs, sports clubs, and alumni clubs in 26 states, the District of Columbia and two foreign countries that serve over 430,000 members, with approximately 20,000 peak-season employees. ClubCorp Holdings, Inc. is a publicly traded company on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); The Woodlands Country Club (The Woodlands, Texas); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.